EXHIBIT 10.1
EMPLOYMENT AGREEMENT
        This Employment Agreement (this “Agreement”) is made by and between The Croghan Colonial Bank (the “Bank”) and Rick M. Robertson (the “Executive”) effective as of this 9th day of November, 2010 (the “Effective Date”).
        WHEREAS, the Bank desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and
        WHEREAS, the Executive desires to accept such employment and enter into such an agreement;
        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Bank and the Executive hereby mutually agree as follows:
1.
Employment. The Executive shall be employed by the Bank for an initial term that began on August 30, 2010 and ends on the third anniversary thereof; provided, however, that beginning on August 30, 2011 and each day thereafter, the term shall be automatically extended for one additional day unless the Bank or the Executive provides the other party not less than 90 days prior written notice that the term shall not be so extended, such that the then-current term shall always be two years. The initial term, plus any extension thereof, shall be the term (hereinafter referred to as the “Term”). This Section 1 is not meant to create and does not create a guarantee of employment to the Executive.

2.	Position and Duties.
(a)
The Executive shall serve as the President and Chief Executive Officer of the Bank. In such capacity, the Executive shall have the customary responsibilities and authority associated with such positions and such other duties as may from time to time be assigned by the Board of Directors of the Bank (the “Board”). The Executive shall devote the Executive’s full business time and attention to the performance of the duties hereunder. Except as modified herein, the Executive’s employment shall be subject to all rules and regulations applicable to employees of the Bank as those rules and regulations may be altered or amended from time to time. The Executive shall be evaluated annually by a committee of the Board.

(b)
If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall serve as a director of the Bank and/or any of its Affiliates, and/or in one or more executive offices of any Affiliate, in addition to the duties described in Section 2(a). Upon termination of the Executive’s employment hereunder for any reason, the Executive shall cease to hold any position as an officer or director (or any other similar position) of any Affiliate and shall resign from all positions as an officer or director (or any other similar position) in all corporations, partnerships, limited liability companies or other entities for which the Executive is serving, at the Bank’s request, as an officer or director (or in such other similar position).

(c)	During the Term, the Executive shall be based in Fremont, Ohio.

(d)
For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Bank or Croghan Bancshares, Inc. (“Croghan”).

3.	Compensation.
(a)
Base Salary. During the Term, the Executive shall receive an annual base salary of $230,000, payable in accordance with the Bank’s normal payroll practices. The Executive’s base salary may be adjusted in accordance with the salary administration program currently in effect for all Bank employees. The annual base salary, together with any adjustment, shall be the Executive’s “Base Salary”.

(b)
Bonus. Each calendar year during the Term, the Executive may be eligible for an incentive bonus payment (“Bonus”). For the period ending on December 31, 2010, the Board, in its sole discretion, may elect to pay a Bonus to the Executive. For any period beginning after December 31, 2010, the Executive’s may receive a Bonus equal to between 5% and 20% of the Executive’s Base Salary based on the satisfaction or attainment of mutually acceptable performance goals and objectives, and such other terms and conditions as the Board, in its sole discretion, may provide. Unless another date is specified by the Board, payment of the Bonus shall be made in cash by no later than March 15th of the calendar year following the calendar year for which such Bonus is payable.

(c)
Additional Compensation. During the Term, the Bank shall pay the Executive a monthly car allowance of $175.00 in accordance with the Bank’s normal payroll practices. In lieu of a car allowance, the Executive may elect to be reimbursed for the business-related use of the Executive’s personal automobile in accordance with the Bank’s mileage reimbursement policy.

(d)
Relocation Expenses. During the Term, the Bank shall reimburse the Executive for the reasonable and appropriate relocation expenses incurred by the Executive in connection with the Executive’s relocation from McKinney, Texas to the Fremont, Ohio metropolitan area in an amount not to exceed $42,500. Such relocation expenses shall include, without limitation, the costs of airfare and other travel expenses for the Executive and the Executive’s spouse, temporary lodging and hotel expenses, household moving expenses and similar expenses. Reimbursement shall be subject to provision of documentation of such expenses and in accordance with the existing policies and procedures of the Bank pertaining to reimbursement of such expenses to executives.

(e)	Equity. During the Term, the Board, in its sole discretion, may elect to provide the Executive with additional equity compensation.
4.	Benefits. During the Term:
(a)
Benefits. The Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Bank, now existing or hereafter adopted, which are applicable to the senior officers of the Bank, subject to and on a basis consistent with the terms, conditions and overall administration thereof. Notwithstanding any provision contained in this Agreement, the Bank may discontinue or terminate at any time any employee benefit plan, program or arrangement described in this Section 4(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, program or arrangement and shall not be required to compensate the Executive for such discontinuance or termination. Termination or discontinuance of any such plan, policy or program shall not give the Executive Good Reason (as defined below) to terminate the Term and the Executive’s employment hereunder.

(b)
Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the duties hereunder in accordance with the Bank’s expense reimbursement policy.

(c)
Club Memberships. The Bank shall pay or reimburse the Executive for all reasonable initiation fees, assessments and periodic membership dues in connection with establishing: (i) a social membership in the Catawba Island Club; (ii) a full membership at the Fremont Country Club; and (iii) a membership in an appropriate service organization.

(d)
Vacation. Each year during the Term and notwithstanding any other provision in the Bank’s employee handbook, the Executive shall be entitled to four weeks of paid vacation; provided, however, that for the period ending December 31, 2010, the Executive shall be entitled to five days of paid vacation.

5.	Termination.
(a)	Circumstances. The Executive’s employment hereunder may be terminated under the following circumstances:
(i)	Automatically, in the event of the Executive’s death;

(ii)	By the Bank, upon 30 days prior written notice, in the event of the Executive’s Disability (as defined below);

(iii)	By the Bank, at any time, with or without Cause (as defined below);

(iv)	By the Executive for Good Reason (as defined below);

(v)
By the Executive, upon 90 days prior written notice, without Good Reason; provided, however, that if the Executive’s termination also constitutes a Retirement (as defined below), the Executive shall make a good faith effort to provide one year prior written notice; and

(vi)	Automatically, upon expiration of the Term.

Any notice of termination required to be provided by Section 5(a) shall indicate the specific provision relied upon and set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination.

(b)	Definitions. For purposes of this Agreement:
(i)
Cause: The Board shall have “Cause” to terminate this Agreement and the Executive’s employment hereunder due to: (A) the Executive’s continued failure substantially to perform the Executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness); (B) the Executive’s engagement in conduct detrimental to the interests of the Bank or any Affiliate, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Executive’s employment with the Bank; (C) the Executive’s indictment for, charge with, arrest for, conviction of, or plea of guilty or nolo contendere to, (1) a felony (including a crime that was originally charged as a felony but reduced to a misdemeanor as a result of a plea bargain with the charging authority), or (2) a crime other than a felony, which involves moral turpitude or a breach of trust or fiduciary duty owed to the Bank or any Affiliate; or (D) the Executive’s disclosure of trade secrets or confidential information of the Bank or any Affiliate or breach of any policy of the Bank or any Affiliate that applies to the Executive or any agreement with the Bank or any Affiliate in respect of confidentiality, nondisclosure, non-competition or otherwise.

(ii)
Disability: The Executive shall be “Disabled” if the Executive is unable to perform the essential functions of the Executive’s duties on a full-time basis, even taking into account reasonable accommodation required by law, for a total of six months during any 12-month period as a result of incapacity due to any injury or to mental or physical illness which is determined, by a physician selected by the Bank and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably), to be reasonably likely to extend beyond the completion of the Term.

(iii)
Good Reason: The Executive shall have “Good Reason” to terminate this Agreement and the Executive’s employment hereunder in the event of any action or inaction that constitutes a material breach of this Agreement by the Bank or any successor that occurs without the consent of the Executive; provided that: (A) the Executive provides notice of such condition to the Bank within 30 days of the initial existence of the condition; (B) the Bank does not remedy the condition within 30 days following receipt of such notice (the “Cure Period”); and (C) the Executive terminates within ten days following the end of the Cure Period.

(iv)
Retirement: The Executive shall be deemed to have retired if the Executive terminates (other than for Cause) after attaining the age of 64 and completing six consecutive years of service with the Bank.

6.
Payments in Event of Termination. In the event of the termination of this Agreement and the Executive’s employment hereunder, pursuant to Section 5, the Executive shall be entitled to the following payments and benefits:

(a)
Death: In the event of the Executive’s death, the Executive’s beneficiary (as designated by the Executive in writing with the Bank prior to the Executive’s death) or if no beneficiary is designated, the Executive’s estate, shall be entitled to: (i) payment of any Base Salary and Bonus that is accrued but unpaid and any expenses that are unreimbursed – all as of the date of death – which shall be paid within 30 days after the Executive’s death; and (ii) any rights and benefits (if any) provided under plans and programs of the Bank, determined in accordance with the applicable terms and provisions of such plans and programs (the payments described in this Sections 6(a) are hereinafter collectively referred to as the “Accrued Obligations”).

(b)
Disability: During any period that the Executive fails to perform the Executive’s duties hereunder as a result of a Disability, the Executive shall continue to receive the Executive’s Base Salary until the Executive’s employment is terminated pursuant to Section 5(a)(ii); provided, however, that payments of Base Salary so made to the Executive shall be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such payment under any disability benefit plan of the Bank and that were not previously applied to reduce any payment of Base Salary. In the event that the Bank elects to terminate the Executive’s employment due to Disability, the Executive shall be entitled to payment of the Accrued Obligations as described in Section 6(a).

(c)
Termination for Cause or Without Good Reason. In the event that the Executive is terminated for Cause or terminates without Good Reason, the Executive shall be entitled only to payment of the Accrued Obligations as described in Section 6(a).

(d)	Termination Without Cause or for Good Reason. In the event that the Executive is terminated without Cause or terminates for Good Reason, the Executive shall be entitled to:
(i)	Payment of the Accrued Obligations as described in Section 6(a);

(ii)	Two times the Executive’s Base Salary as in effect on the Executive’s date of termination, payable in a lump sum within 60 days after such date; and

(iii)
Provided that the Executive properly elects COBRA coverage and pays any applicable COBRA premiums, the Executive (and, if applicable, the Executive’s spouse) shall be eligible to continue participating in any health insurance plans maintained by the Bank during the applicable COBRA continuation coverage period.

(e)
Termination Following a Change in Control. If the Executive is terminated without Cause within 24 months following a Change in Control, and in lieu of any payment to which the Executive may be entitled pursuant to Section 6(d), the Executive shall be entitled to:

(i)	Payment of the Accrued Obligations as described in Section 6(a);

(ii)	Two times the Executive’s Base Salary as in effect on the Executive’s date of termination payable in a lump sum within 60 days after such date;

(iii)
7% of the amount described in Section 6(e)(ii), increased by all federal, state and local income and employment taxes required to be withheld on such amount, payable in a lump sum within 60 days after the Executive’s date of termination;

(iv)	An amount equal to the Bonus the Executive would have received in the year of termination as though the performance objectives were attained at the “target” level; and

(v)
Provided that the Executive properly elects COBRA coverage and pays any applicable COBRA premiums, the Executive (and, if applicable, the Executive’s spouse) shall be eligible to continue participating in any health insurance plans maintained by the Bank during the applicable COBRA continuation coverage period.

For purposes of this Agreement, a “Change in Control” shall occur on the date that any person, or more than one person acting as a group:
(A)
Acquires ownership of stock of the Bank or Croghan that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or Croghan; or

(B)
Acquires, within any 12 month period, assets from the Bank or Croghan that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Bank or Croghan immediately prior to such acquisition or acquisitions.

The foregoing definition of Change in Control shall be interpreted consistent with the definition of “change in control event” as set forth in Section 409A of the Code and Treasury Regulation §1.409A-3(j)(v).

(f)
Expiration of Term of Agreement. If the Term expires and it is not extended by the parties, the Executive’s employment shall terminate at the end of such term and the Executive shall be entitled to payment of the Accrued Obligations as described in Section 6(a).

(g)
Treatment of Parachute Payments. Notwithstanding any other provision herein or in any other plan or arrangement maintained by the Bank or any of its Affiliates to the contrary, to the extent that the Bank determines that any payment or distribution of any type to or for the benefit of the Executive by the Bank or any Affiliate, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or similar successor provision, the Total Payments shall be reduced (but not below zero) to one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed under Section 4999 of the Code. Any such reduction shall be made by first reducing cash severance payments. Unless the Bank and the Executive otherwise agree in writing, the determination required under this Section 6(g) shall be made in writing by the financial accountants of the Bank whose determination shall be conclusive and binding upon the Bank and the Executive for all purposes. The Bank and the Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(g).

(h)
Regulatory Limitations. If any amount otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid, including, without limitation, the requirements of 12 U.S.C. §1828(k) (a “Limiting Rule”): (i) the Bank shall pay the maximum amount that may be paid after applying the Limiting Rule; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule. The Executive agrees that the Bank shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

(i)
Clawback. Notwithstanding the foregoing, in the event that, following the Executive’s termination (other than for Cause), it is later discovered that Cause to terminate the Executive existed, the Executive shall forfeit any right to future payments or benefits under this Agreement (other than payment of the Accrued Obligations) and, at the discretion of the Board, shall repay any payments made by the Bank to the Executive within 30 days following the determination by the Board that Cause existed upon receipt of written notice of the same. The Executive agrees that the Bank shall be entitled to recovery of its reasonable costs in enforcing any right described in this Section 6(i).

7.
Release. As a condition to receiving any payments pursuant to this Agreement, other than payment of the Accrued Obligations, the Executive agrees to release the Bank, Croghan and all of their Affiliates, employees and directors from any and all claims that the Executive may have against the Bank or Croghan, and all of their Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”) in the form provided by the Bank. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and shall not receive, any payments pursuant to this Agreement (other than the Accrued Obligations) unless and until the Executive provides the Bank with said Release prior to the first date that payment is to be made or is to commence.

8.	Non-Competition; Non-Solicitation.
(a)
The Executive agrees that during the Term and during the 24 month period following the Executive’s date of termination, without the prior written consent of the Board, the Executive shall not: (i) directly or indirectly, either for the Executive or for or with any other person, partnership, corporation or company, own, manage, control, participate in, consult with or render services for any bank or financial institution located within a 100 mile radius of Fremont, Ohio; or (ii) solicit any customer or employee of the Bank for any purpose, or induce any person who is at the Executive’s date of termination or was during any of the 12 months preceding such date an employee, officer or agent of the Bank or any current or future Affiliate to terminate said relationship.

(b)
For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, consultant, partner, investor, sole proprietor, agent, member, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the foregoing investment limitations shall not include passive ownership of less than 1% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, so long as the Executive has no active participation in the business of such corporation.

(c)
The restrictions provided in this Section 8 shall be in addition to any restrictions on competition or solicitation contained in any other agreement between the Bank and the Executive and may be enforced by the Bank and/or any successor, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Section 8 constitute an essential element of this Agreement, without which the Bank would not have entered into this Agreement. Notwithstanding any other remedy available to the

Bank at law or at equity, the parties hereto agree that the Bank or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 8.

(d)
If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.	Nondisclosure of Proprietary Information.
(a)
Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 9(c), the Executive shall, during the Term and thereafter, maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation, or other entity any confidential or proprietary information or trade secrets of or relating to the Bank, including, without limitation, information with respect to the Bank’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory sums, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material, confidential, and proprietary information and trade secrets and affect the successful conduct of the business of the Bank.

(b)
Upon termination of the Executive for any reason, including by reason of death or Disability, the Executive shall promptly deliver to the Bank all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents which either concern the Bank’s customers, business plans, marketing strategies, products, or processes, or which contain proprietary information or trade secrets of the Bank.

(c)
Nothing in the foregoing shall be construed as prohibiting the Executive from responding to a lawful and valid subpoena or other legal process seeking any of the information or material referred to in Sections 9(a) or 9(b), provided that the Executive but shall give the Bank the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Bank and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such subpoena or process.

10.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Bank, the Executive, and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable; provided, however, that the Executive acknowledges that this Agreement is a personal services contract and is therefore not assignable by Executive. Furthermore, the Bank shall require, as part of any Change in Control that the entity with which the Bank engages in the Change in Control assumes all liability for the severance payments and benefits to be made and/or provided to the Executive under this Agreement.

11.	Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the laws of the State of Ohio, excluding any conflicts of laws principles.

12.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.
Notices. Any notice, request, claim, demand, document, or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by fax, electronic mail, or certified or registered mail, postage prepaid, as follows:

If to the Bank:
Attn: Human Resources Manager
The Croghan Colonial Bank
323 Croghan Street
Fremont, OH 43420
If to the Executive, at the last address on file with the Bank.
14.
Taxes. Anything in this Agreement to the contrary notwithstanding, all payments and benefits required to be made or provided hereunder by the Bank to the Executive shall be subject to withholding of such amounts relating to taxes as the Bank may reasonably determine that it should withhold pursuant to any applicable law or regulations.

15.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement, which shall be sufficiently evidenced by any one of such original counterparts.

16.
Scope of Agreement. The terms of this Agreement are intended by the parties to constitute the final expression of their agreement with respect to the employment of the Executive by the Bank and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17.	Amendments and Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a member of the Board acting under the express authority of the Board. No right or power under this Agreement, including but not limited to any right of termination by either party under this Agreement, shall be waived except by an instrument in writing, signed by the party whose right or power is thereby being waived. No such waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of such or any other right, remedy, or power provided herein or by law or in equity.

18.
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held at a location mutually agreed to by the parties. If no agreement can be reached, then the arbitration shall be held in Toledo, Ohio at a location designated by the arbitration chairperson. The Bank shall be entitled to pick one arbitrator and Executive shall pick an arbitrator. The two arbitrators so chosen shall submit names for a third arbitrator to Bank and Executive. The third arbitrator chosen shall serve as chairperson. Following the selection of arbitrators, a time for arbitration mutually convenient to all parties shall be chosen. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Bank shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Bank’s posting any bond; and provided further that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Executive’s date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expenses of the arbitrators shall be borne equally by the parties.

20.	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

21.
Coordination of Benefits. The payments required by Sections 6(d) and (e) shall be in lieu of any payments to which the Executive would otherwise be entitled under the Bank’s general severance policy pertaining to reductions in force.

22.	Compliance with Section 409A of the Code.
(a)	Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, (iii) the reimbursement of an eligible expense shall be made no later than the last day of the Executive’s taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)
Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of Croghan, as determined pursuant to Croghan’s policy for identifying specified employees, on the Executive’s date of termination and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the Executive’s date of termination (or, if earlier, the Executive’s death). The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.

(c)
This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code. For purposes of Section 409A of the Code, any reference to the Executive’s termination shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Code and each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Bank, Croghan, or any of their Affiliates, or the Board shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

23.
Remedies Cumulative. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity.

24.	Opportunity to Review. The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel.

25.
No Presumption. The parties agree that this Agreement is the product of negotiations between parties representing by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first set forth above.

BANK	EXECUTIVE

/s/ James E. Bowlus	/s/ Rick M. Robertson

Rick M. Robertson
Printed Name: James E. Bowlus

Title: Chair, Compensation Committee